Exhibit 15.3

CONSENT OF WILLIAM L. ROSE, P.E.

The undersigned, William L. Rose, hereby states as follows:

I participated in the preparation of reserve and resource estimates in connection with the preparation and issuance of a technical report in May 2006 as updated in March 2007 (collectively, the "Technical Reports") by WLR Consulting, Inc., concerning the Cerro San Pedro Mine, for Metallica Resources Inc. (the "Company"), portions of which are summarized under the caption "Item 4. Information on the Company – D. Property, Plant and Equipment – The Cerro San Pedro Project, Mexico" in this Annual Report on Form 20-F of the Company for the year ended December 31, 2007 (the "Form 20-F"), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36154 (as amended by Post-Effective Amendment No. 1 thereto) and No. 333-148255) of the Company of the summary information concerning the Technical Reports, including the references to my name included with such information, as set forth above in the Form 20-F.

/s/ William L. Rose
William L. Rose

Date: March 25, 2008